UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 2

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2013

RESOLUTE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1675 Broadway, Suite 1950 Denver, CO		80202
(Address of principal executive offices)		(Zip Code)

(303) 534-4600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On December 21, 2012, Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (“Resolute Southwest”), and a wholly-owned subsidiary of Resolute Energy Corporation (“Resolute” or the “Company”), acquired certain Permian Basin oil and gas properties located primarily in Howard County, Texas, and Lea County, New Mexico (the “Celero Properties”), from Celero Energy II, LP and an affiliate (“Celero”), for a purchase price of approximately $115 million (the “Celero Acquisition”). Natural Gas Partners, an affiliate of the Company, is also an affiliate of Celero. See the Current Reports on Form 8-K filed on December 5, 2012 and December 26, 2012, respectively, for a detailed explanation of the acquisition of the Celero Properties.

On December 28, 2012, Resolute Southwest acquired an undivided 32.35% interest in certain Permian Basin oil and gas properties near Midland, Texas, pursuant to the terms of a Purchase, Sale and Option Agreement with RSP Permian, L.L.C., a Delaware limited liability company (“RSP”), Wallace Family Partnership, LP, a Texas limited partnership, Ted Collins, Jr. and certain additional “tag-along” sellers (collectively “RSP Sellers”). Natural Gas Partners, an affiliate of the Company, is also an affiliate of RSP. The purchase price for all acquired interests on December 28, 2012, was approximately $133 million. The $133 million purchase price paid to the RSP Sellers included a non-refundable $6 million paid in exchange for the option to acquire the remaining undivided 67.65% interest in the RSP Properties any time through March 22, 2013, although the option fee would be applied against that purchase price.

On March 22, 2013, Resolute exercised the option and completed the acquisition of the remaining 67.65% interest in the properties for a purchase price of approximately $256 million, net of the option fee (the “RSP Acquisition”). The undivided 32.35% interest acquired on December 28, 2012 and the undivided 67.65% interest acquired on March 22, 2013, are collectively referred to as the “RSP Properties” or the “RSP Acquisition.” See the Current Report on Form 8-K filed on December 31, 2012 for a detailed explanation of the acquisition of the RSP Properties and the Form 8-K filed on March 25, 2013 regarding the option exercise.

As more fully discussed in our Current Report on Form 8-K filed on April 10, 2013, officers of Resolute discovered that disclosures of historical revenue and direct operating expenses and related pro forma information with respect to the RSP Acquisition previously filed on March 7, 2013 and April 5, 2013 were in error due to the misapplication of net revenue interests to gross oil and gas production, revenue and production taxes in the accounting data and records. Consequently, this Current Report contains audited restated statements of revenue and direct operating expenses for the years ended December 31, 2012 and 2011 for the RSP Properties and unaudited restated pro forma financial statements for the year ended December 31, 2012. Our Audit Committee has discussed these filings with management and KPMG LLP, our independent accountants.

The Celero Acquisition and the RSP Acquisition are together referred to as the “Permian Acquisitions.” In accordance with Rule 3-05 under Securities and Exchange Commission (“SEC”) Regulation S-X and communication with the SEC, the Company is providing the following:

•	RSP Properties – Audited restated statements of revenue and direct operating expenses for the years ended December 31, 2012 and 2011 for the undivided 100% interest acquired.

•

Pro forma statements – Unaudited pro forma balance sheet at December 31, 2012, and unaudited restated pro forma statement of income for the year ended December 31, 2012, reflecting historical Resolute and the Permian Acquisitions.

The audited restated statements of revenue and direct operating expenses for the years ended December 31, 2012 and 2011, for the RSP Properties are included in the unaudited restated pro forma consolidated statement of income attached as Exhibit 99.2 and are included herein. Audited statements of revenue and direct operating expenses for the years ended December 31, 2011 and 2010 and unaudited statements of revenue and direct operating expenses for the nine months ended September 30, 2012 and 2011, including the related notes, for the Celero Properties were previously filed in a Current Report on Form 8-K/A on March 7, 2013. Information related to the Celero Acquisition was not in error and remains unchanged.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The audited restated statements of revenue and direct operating expenses for the years ended December 31, 2012 and 2011, including the related notes, for the RSP Properties are attached as Exhibit 99.1 and are included herein.

(b) Pro Forma Financial Information

The unaudited pro forma consolidated balance sheet as of December 31, 2012, and the unaudited restated pro forma consolidated statement of income for the year ended December 31, 2012, that reflect the Permian Acquisitions are attached as Exhibit 99.2 and are included herein.

(d) Exhibits

Exhibit Number	Description of Exhibits

23.1	Consent of Independent Auditors, KPMG LLP, dated as of April 15, 2013.

99.1	The audited restated statements of revenue and direct operating expenses for the years ended December 31, 2012 and 2011, including the related notes, for the RSP Properties.

99.2	The unaudited pro forma consolidated balance sheet of Resolute Energy Corporation as of December 31, 2012, and the unaudited restated pro forma consolidated statement of income of Resolute Energy Corporation for the year ended December 31, 2012, which give effect to the Permian Acquisitions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2013

RESOLUTE ENERGY CORPORATION

By:	/s/ J A. Tuell
J A. Tuell
Vice President and Chief Accounting Officer